SECOND AMENDMENT TO THE
 FUND ACCOUNTING SERVICING AGREEMENT

        THIS SECOND AMENDMENT dated as of the 1st day of February, 2011, to the Fund Accounting Servicing Agreement, dated as of October 15, 2009, as amended February 8, 2010 (the "Agreement"), is entered into by and between SPECIAL OPPORTUNITIES FUND, INC., a Maryland corporation (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and USBFS desire to amend the Agreement; and

NOW THEREFORE, the Fund and USBFS agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SPECIAL OPPORTUNITIES FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gerald Hellerman	By: /s/ Michael R. McVoy

Name: Gerald Hellerman	Name: Michael R. McVoy

Title: Director - CFO	Title: Executive Vice President

2/1/2011

Amended Exhibit B
to the
Fund Accounting Servicing Agreement – Special Opportunities Fund, Inc.

CLOSED-END FUND FUND ACCOUNTING ANNUAL FEE SCHEDULE at February 1, 2011
Fund Accounting Services Per Fund*
$[ ] on the first $100 million
[ ] basis points on the next $200 million
[ ] basis point on the balance

If the Fund becomes leveraged, USBFS will calculate the Fund Accounting Fee paid by the Fund to USBFS using total assets (including assets attributable to leverage) minus operating liabilities (not including liabilities attributable to leverage).

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.  Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Chief Compliance Officer Support Fee*
▪  $[ ] /service per year

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at February 1, 2011
All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
▪  Pricing Services
        −  $[ ] Domestic and Canadian Equities/Options
        −  $[ ] Corp/Gov/Agency Bonds/International Equities/Futures
        −  $[ ] CMOs/Municipal Bonds/Money Market Instruments/International Bonds
        −  $[ ] /Fund per Day - Bank Loans
        −  $[ ] /Fund per Day - Credit Default Swaps
        −  $[ ] /Fund per Day - Basic Interest Rate Swaps
        −  $[ ] /Fund per Month - Mutual Fund Pricing
        −  $[ ] /Foreign Equity Security per Month for Corporate Action Service
        −  $[ ] /Month Manual Security Pricing (>10/day)
▪  Factor Services (BondBuyer)
       −  $[ ] /CMO/Month
       −  $[ ] /Mortgage Backed/Month
       −  $[ ] /Month Minimum/Fund Group
▪  Fair Value Services (FT Interactive)
       −  $[ ] on the First 100 Securities/Day
       −  $[ ] on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service.  Use of an alternative price source may require amendments to these fees.

Fees are billed monthly.  *Subject to annual CPI increase, Milwaukee, MSA

2/1/2011